For Immediate Release

PINNACLE FOODS ANNOUNCES LAYOFF
AT ITS MATTOON, IL PRODUCTION FACILITY

MOUNTAIN LAKES, NEW JERSEY April 21, 2005 — Pinnacle Foods Group Inc. announced today that, effective May 9, 2005, it will be laying off 28 full-time and 7 part-time employees at its Mattoon, IL facility that produces the company’s Lender’s® Bagels. Pinnacle acquired the facility, together with other major food brands and production facilities, with its acquisition of Aurora Foods Inc. out of bankruptcy in March 2004.

“Over the last couple of years, the bagel business has continued to decline. As a result, we are eliminating one of our bagel production lines and will be preparing the plant for the future production of different products,” said Harold Tessman, SVP of Operations for Pinnacle.

The company has offered the laid off employees the opportunity to apply for open positions at other company facilities around the country. The Mattoon facility will continue to employ approximately 300 full-time and part-time employees.

Pinnacle Foods Group Inc. is a leading producer, marketer and distributor of high-quality branded food products in the frozen foods and dry foods segments. The frozen foods segments consists primarily of Swanson® and Hungry Man® frozen dinners and entrees; Van de Kamp’s® and Mrs. Paul’s® frozen seafood; Aunt Jemima® frozen breakfasts and Lender’s® bagels. The dry foods segment consists primarily of Vlasic® pickles, peppers and relish; Duncan Hines® baking mixes and frostings and Mrs. Butterworth’s® and Log Cabin® syrups and pancake mixes.

Contact:

Kelley Maggs
SVP & General Counsel
(973) 541 — 6640